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                                                                    EXHIBIT 99.1

              JLM INDUSTRIES, INC. ANNOUNCES THIRD QUARTER RESULTS

TAMPA, Fla.--(BUSINESS WIRE)--Nov. 7, 2001--JLM Industries, Inc. (Nasdaq:JLMI), a leading global marketer, distributor and manufacturer of commodity and specialty chemicals, today announced its operating results for the three and nine month periods ended September 30, 2001. The Company reported a net loss of $1.1 million, or ($0.12) per fully diluted share, for the third quarter of 2001 as compared to a net loss of $0.8 million, or ($0.13) per fully diluted share, for the third quarter of 2000. For the nine months ended September 30, 2001, the Company reported a net loss of $0.3 million, or ($0.04) per fully diluted share, compared to a net loss of $3.2 million, or ($0.49) per fully diluted share, for the first nine months of 2000.

Third Quarter Results

Total revenues for the 2001 third quarter decreased $34.9 million, or 29.6%, to $83.0 million from $117.9 million in the prior year period. Revenues for the Company's marketing segment decreased $35.4 million, or 31.6%, to $76.8 million for the three months ended September 30, 2001 from $112.2 million for the comparable period of the prior year. The decrease in marketing revenues was primarily the result of decreased sales from the Company's European subsidiary, as well as the sale in June 2001 of a portion of the Company's solvents distribution business in the United States. Revenues for the manufacturing segment increased $0.5 million, or 8.9%, to $6.1 million for the three months ended September 30, 2001 from $5.6 million for the prior year period. The increase in manufacturing segment revenues was primarily due to increases in phenol selling prices.

Gross profit decreased $2.7 million, or 46.6%, to $3.1 million for the three months ended September 30, 2001 from $5.8 million for the three months ended September 30, 2000. Selling, general and administrative expenses ("SG&A") decreased $0.8 million, or 12.3%, to $5.7 million in the third quarter of 2001 from $6.5 million in the comparable prior year period. SG&A for the third quarter of 2001 included approximately $0.2 million in non-cash costs related to the issuance of JLM common stock for consulting services to non-related parties and the issuance of shares under the Company's stock option plan.

Operating loss increased by $2.0 million to $2.6 million for the three months ended September 30, 2001 from an operating loss of $0.6 million in the third quarter of 2000.

Other income, net of other expense, increased by $1.5 million to $1.6 million in the third quarter of 2001 from $0.1 million in the comparable prior year period. The increase was primarily due to a gain of $3.0 million arising out of the settlement of litigation, offset by a $1.4 million loss on the sale of the stock of JLM Asia which closed in October of 2001. The Company also completed the sale of substantially all the assets of JLM Terminals, Inc. in October of 2001 resulting in a gain of approximately $3.7 million that will be recorded in the fourth quarter of 2001.

The Company reported a net loss of $1.1 million, or ($0.12) per fully diluted share, for the three months ended September 30, 2001 compared to a net loss of $0.8 million, or ($0.13) per fully diluted share, in the third quarter of 2000. EBITDA increased by $0.7 million to $1.0 million in the third quarter of 2001 from $0.3 million in the third quarter of 2000.
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John L. Macdonald, JLM's President and Chief Executive Officer said, "We remained focused in the third quarter on rationalizing our cost structure, improving cash flow and strengthening our balance sheet. In recent months we have completed our financial restructuring by raising $31.5 million in debt and equity, sold non-core assets totaling $10.8 million and settled litigation in our favor that contributed another $3.0 million to our balance sheet. These aggressive actions have allowed us to continue to pay down debt and position JLM to take advantage of opportunities that we believe will emerge from this challenging economic and industry environment."

Nine Month Results

Total revenues for the nine months ended September 30, 2001 decreased $11.5 million, or 3.6%, to $304.8 million from $316.3 million for the prior year period. Revenues for the marketing segment decreased $13.0 million, or 4.3%, to $286.0 million for the nine months ended September 30, 2001 from $299.0 million for the comparable prior year period. The decrease in marketing revenues was primarily the result of decreased sales from the Company's European subsidiary, as well as the sale in 2001 of a portion of the Company's solvents distribution business in the United States. Revenues for the manufacturing segment increased $1.6 million, or 9.3%, to $18.8 million for the first nine months of 2001 from $17.2 million for the comparable prior year period. The increase in manufacturing segment revenues was primarily due to increases in phenol selling prices.

Gross profit for the nine months ended September 30, 2001 decreased $0.2 million, or 1.3%, to $14.7 million from $14.9 million for the first nine months of 2000. Selling, general and administrative expenses decreased $1.3 million, or 7.1%, to $17.0 million for the first nine months of 2001 from $18.3 million in the prior year period.

Operating loss improved by $1.1 million, or 32.4%, to $2.3 million for the nine months ended September 30, 2001 from an operating loss of $3.4 million in the first nine months of 2000.

Including $5.9 million in gains arising out of the sale of a portion of the Company's domestic solvent distribution business and the litigation settlement, offset by a $1.4 million loss on the sale of JLM Asia which closed in October of 2001, the Company reported an improvement in net income (loss) of $2.9 million to a net loss of $0.3 million, or ($0.04) per fully diluted share, for the nine months ended September 30, 2001 compared to a net loss of $3.2 million, or ($0.49) per fully diluted share, in the prior year period. EBITDA increased by $4.8 million to $4.8 million for the first nine months of 2001 from EBITDA of $7,000 in the comparable prior year period.

The Company also announced that it will host a conference call to discuss its 2001 third quarter results at 2:00 P.M. EST on Wednesday, November 7, 2001 that will be accessible by clicking on the conference call icon on the Company's web site at http://www.jlmi.com.

JLM Industries, Inc. is a leading international marketer and distributor of performance chemicals, olefins, petrochemicals, engineered resins and plastics. The company is listed as the sixth largest chemical distributor in North America, and is a manufacturer and merchant marketer of phenol and acetone. JLM affiliates are conveniently located in twenty countries around the world to serve its customers on a regional and global basis. Visit the JLM web site at http://www.jlmi.com to learn more about its worldwide capabilities.
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Forward-Looking Statements

Certain statements contained in this press release, including without limitation, statements containing the words "believes", "anticipates", "hopes", "intends", "expects", and other words of similar import, constitute "forward looking" statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual events to differ materially from expectations. Such factors include: the cyclical nature of the worldwide chemical market; the possibility of excess capacity; fluctuations in the cost and availability of raw materials; the political and economic uncertainties associated with international operations; fluctuations of foreign currency exchange; and the ability to implement other features of the Company's business strategy.
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                      JLM INDUSTRIES, INC. AND SUBSIDIARIES
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                         AND COMPREHENSIVE INCOME (LOSS)
                      (In thousands, except share amounts)

                         Three Months Ended       Nine Months Ended
                           September 30,             September 30,
                         2001        2000        2001          2000
                         ----        ----        ----          ----
Revenues              $ 82,966    $ 117,918    $ 304,761    $ 316,269
Cost of sales           79,818      112,036      290,030      301,383
                       -------     --------     --------     --------
  Gross profit           3,148        5,882       14,731       14,886

Selling, general
 and administrative
 Expenses                5,696        6,455       16,965       18,255
                       -------     --------     --------     --------
  Operating loss        (2,548)        (573)      (2,234)      (3,369)
Interest expense - net    (425)        (790)      (1,974)      (2,062)
Other income - net       1,632          110        4,387          839
Foreign currency
 exchange loss - net       (63)         (66)        (289)        (140)
                       -------     --------     --------     --------
Income (loss) before
 minority interest
 and income taxes       (1,404)      (1,319)        (110)      (4,732)
Minority interest
 in loss (income)
 of subsidiary              25          (69)          25         (214)
                       -------     --------     --------     --------
Loss before income
 taxes                  (1,379)      (1,388)         (85)      (4,946)

Income tax provision
(benefit)
  Current                 (213)        (398)         150       (2,192)
  Deferred                 (24)        (141)          78          456
                       -------     --------     --------     --------
Total income tax
 provision (benefit)      (237)        (539)         228       (1,736)
                       -------     --------     --------     --------
Net loss                (1,142)        (849)        (313)      (3,210)
Other comprehensive
 income (loss)            (149)       1,316         (584)         528
                       -------     --------     --------     --------
Comprehensive income
 (loss)                $(1,292)    $    467     $   (897)    $ (2,682)

                       =======     ========     ========     ========

Basic and diluted
 loss per share        $ (0.12)    $  (0.13)    $  (0.04)    $  (0.49)

Weighted average
 shares outstanding  9,625,198    6,576,074    8,095,726    6,595,780

Diluted weighted
 average shares
 Outstanding         9,728,430    6,591,510    8,198,958    6,611,216

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                 JLM INDUSTRIES, INC. AND SUBSIDIARIES
            UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                 (In thousands, except share amounts)

                                         September 30,    December 31,
                                            2001             2000
                                         ------------     ------------
ASSETS
Current Assets:
  Cash and cash equivalents              $  2,082         $  6,873
  Marketable securities                        73              378
  Accounts Receivable:
    Trade                                  40,021           47,507
    Other                                   4,018            4,106
  Inventories                              18,279           24,508
  Prepaid expenses and other
   current assets                           1,743            2,118
                                         --------          -------
          Total current assets             66,216           85,490
  Other investments                         5,773            5,644
  Property and equipment - net             22,295           24,202
  Goodwill and other intangibles           10,172           12,052
  Other assets - net                        7,800            7,692
                                         --------          -------
          Total assets                  $ 112,256        $ 135,080
                                         ========         ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued expenses $  58,008        $  76,985
  Current portion of long-term debt         2,748            7,258
  Income taxes payable                        258            1,175
  Deferred revenue - current                  600              600
                                         --------          -------
          Total current liabilities        61,614           86,018
  Long-term debt less current portion      14,206           14,156
  Deferred income taxes                     2,859            2,628
  Deferred revenue and other liabilities    3,138            3,594
                                         --------          -------
          Total liabilities                81,817          106,396
                                         --------          -------

Minority interest                             729              754
                                         --------          -------
 Stockholders' Equity:
    Preferred stock - authorized
     5,000,000 shares; 0 shares
     issued and outstanding                    --               --
    Common stock - $.01 par value;
     30,000,000 shares authorized;
     9,888,544 and 7,234,201
     shares issued, respectively               99               72
    Additional paid-in capital             24,271           21,769


    Retained earnings                      10,988           11,301
    Accumulated other comprehensive loss   (2,527)          (1,943)
                                         --------          -------
                                           32,831           31,199
    Less treasury stock at cost -
     640,979 and 665,979 shares,
     respectively                          (3,121)          (3,269)
                                         --------          -------
          Total stockholders' equity       29,710           27,930
                                         --------          -------
              Total liabilities and
               stockholders' equity     $ 112,256        $ 135,080
                                         ========          =======

CONTACT: JLM Industries, Inc., Tampa
Michael E. Hayes, 813/632-3300